Exhibit 99.1
Inspire Medical Systems, Inc. Announces Chair Marilyn Carlson Nelson to Retire and Timothy P. Herbert named Chair and Chief Executive Officer

Gary L. Ellis to serve as Lead Independent Director

MINNEAPOLIS, MN – February 5, 2024 – Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea (OSA), today announced the retirement of Marilyn Carlson Nelson as Chair of its Board of Directors and the appointment of Chief Executive Officer Timothy P. Herbert to the additional role of Board Chair, to be effective at the conclusion of the Company’s Annual Meeting of Stockholders scheduled to occur on May 2, 2024.

“Marilyn has had a profound impact on our business and our employees through her many years on the board,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “I want to personally thank Marilyn for her leadership and mentoring not only myself but the entire team over many years. She is an inspiration to the entire organization. Looking forward, it is both humbling and exciting to accept the position of Board Chair following the amazing path set by Marilyn. I am confident in our ability to maintain the strong patient outcomes provided by Inspire therapy and continue the growth in Inspire therapy adoption.”

Ms. Nelson joined the Board as Chair in 2018 following the passing of her husband and the original Chair of Inspire’s Board, Glen D. Nelson, M.D. Mr. Herbert is the founder of Inspire and has served as President and CEO since May of 2007.

Mr. Herbert's decades of expertise in the medical device industry as well as his deep understanding of the business that he founded make him uniquely qualified to effectively manage the business, execute on our strategic priorities and lead the Board. The Board has appointed Gary Ellis to the role of Lead Independent Director. Mr. Ellis was appointed to the Inspire Board in 2019 following an extensive career as Chief Financial Officer of Medtronic and serves as the Chair of the Nominating and Corporate Governance Committee.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the factors identified under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Investor and Media Contact

Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443